EXHIBIT 10.3
OFFICER EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective as of May 18, 2009 by and between MOUNTAIN NATIONAL BANK and MOUNTAIN NATIONAL BANCSHARES, INC. (The “Bank”), Sevierville, Tennessee; and Richard A. Hubbs (the “Officer”).
WHEREAS, the Bank wishes to assure itself of the services of Officer for the period provided in the Agreement; and
WHEREAS, the Officer is willing to serve in the employment of the Bank on a fulltime basis for said period.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Officer agrees to serve as Senior Vice President/Chief Financial Officer.

2.	TERMS AND DUTIES
(a)	The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter.

(b)
During the period of his employment hereunder, except for periods of absence occasioned by illness, vacation periods, and leaves of absence, Officer shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however; that, subject to the terms of this Agreement, from time to time, Officer may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect the performance of Officer’s duties pursuant to this Agreement.

3.	COMPENSATION AND REIMBURSEMENT
a)
The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The Bank shall pay Officer as compensation a salary of Ninety Two Thousand Five Hundred Dollars ($92,500.00) per year of service (“Base Salary”). Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank. During the period of this Agreement, Officer’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the President/CEO of the Bank. Richard L. Hubbs will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, stock options, retirement plans, supplemental retirement plans, pension plans, profit-

sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Officer will be entitled to incentive compensation and bonuses as provided in any plan, or pursuant to any arrangement of the Bank, in which Officer is eligible to participate. Nothing paid to the Officer under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Officer is entitled under this Agreement, except as provided under Section 4 (e).

b)	Officer will be reimbursed for reasonable travel and entertainment expenses.
4.	CHANGE IN CONTROL
a)
No benefit shall be paid under this Section 4 unless there shall have occurred a Change in Control of the Bank. For purposes of this Agreement, a “Change in Control” of the Bank shall be deemed to occur if and when:

i)
there occurs an acquisition in one or more transactions of at least 15 percent but less than 25 percent of the Common Stock by any Person, or by two or more Persons acting as a group (excluding officers and directors of the Bank), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Bank has occurred; or

ii)
there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Bank upon the consummation of which more than 50 percent in voting power of the voting securities of the surviving corporation(s) is held by Persons other than former shareholders of the Bank; or

iii)	25 percent or more of the directors elected by shareholders of the Bank to the Board of Directors are persons who were not listed as nominees in the Bank’s then most recent proxy statement.
b)
If any of the events described in Section 4 (a) hereof constituting a Change in Control have occurred or the Board Directors of the Bank has determined that a Change in Control has occurred, Officer shall be entitled to the benefits provided in paragraphs (c), (d) and (e) of this Section 4, upon his subsequent involuntary termination of employment at any time during the term of this Agreement (other than for Cause, following a Change in Control following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control).

c)
Upon the occurrence of a Change in Control followed by the termination of Officer’s employment in the manner set forth in Section 4 (b), the Bank shall pay Officer, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to 2.99 times the Officer’s “base amount,” within the meaning of 280G(b)(3) of the Internal Revenue Code of 1986 (“Code”), as amended. Such payment shall be made in thirty-six equal monthly installments beginning on the first day of the month following the month in which the Executive is terminated and thereafter payable on the first day of each month thereafter until paid in full.

d)
Upon the occurrence of a Change in Control followed by the termination of Officer’s employment in the manner set forth in Section 4(b), the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Officer prior to his severance for a period of three years from such Date of Termination; provided, however, that Officer shall no longer be entitled to receive such benefits if Officer competes with the Bank or the surviving financial institution in the manner prohibited by Section 9 during such three-year period. In addition, Officer shall be entitled to receive the value of employer contributions that would have been made on the Officer’s behalf over the remaining term of the agreement to any tax-qualified retirement plan sponsored by the Bank as of the Date of Termination.

e)
Upon the occurrence of a Change in Control, the Officer shall be entitled to receive benefits due to him under, or contributed by the Bank on his behalf, pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Bank on the Officer’s behalf to the extent that such benefits are not otherwise paid to the Officer upon a Change in Control.

f)
Notwithstanding the preceding paragraphs of this Section 4, in the event that the aggregate payments or benefits to be made or afforded to the Officer under this Section would be deemed to include an “excess parachute payment” under 280G of the Code, such payments or benefits shall be payable or provided to Officer in equal monthly installments over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar($1.00) less than three (3) times the Officer’s “base amount” under 280G(b)(3) of the Code.

g)
Upon the occurrence of a Change in Control followed by the termination of Officer’s employment for any reason other than cause, the Officer agrees that he will not compete with the Bank or the successor or surviving financial institution for the period of time during which the Officer is accepting benefits pursuant to Section 4 (d) hereof, in each case, in any city or town in which the Bank operates a branch or main office. For purposes of this paragraph, the term “compete” shall have the same meaning as more fully defined in Section 9, Non-Competition.

5.	TERMINATION UPON RETIREMENT, DEATH OF OFFICER.

Termination by the Bank of Officer based on “Retirement” shall mean termination at age 65 or such other age determined in accordance with any retirement arrangement established with Officer’s consent with respect to him. Upon termination of Officer upon Retirement, Officer shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Officer is a party. Upon the death of the Officer during the term of this Agreement, the Bank shall pay to Officer’s estate, within ten (10) days of the end of such month, the compensation due to the Executive through the last day of the calendar month in which his death occurred.

6.	TERMINATION FOR CAUSE

For purposes of this Agreement, “Termination for Cause” shall include termination because of the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform assigned duties, willful violation of any law, rule, or regulation which negatively impacts the Bank (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For purposes of this Section, the term “willful” is defined to include any act or omission which demonstrates an intentional or reckless disregard for the duties and responsibilities owed to the business of the employer by Officer. The Officer shall not have the right to receive any compensation or other benefits, including those provided for herein, for any period after the Date of Termination for any Termination for Cause. Any stock options granted to Officer under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, or any subsidiary or affiliate thereof, shall become null and void effective upon Officer’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by Officer at any time subsequent to such Termination for Cause.

7.	SIX MONTH DELAY OF CERTAIN PAYMENTS

Notwithstanding any other provision of this Agreement, in the event that the receipt of amounts payable pursuant to Sections 4 or 5 of this Agreement within six months of the Date of Termination would cause Officer to incur any penalty under Section 409A of the Code then payment of such amounts shall be delayed until the date that is six months following Officer’s Date of Termination (the “Earliest Payment Date”). If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments.

8.	NOTICE
(a)
Any purported termination by the Bank or by Officer shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer’s employment under the provision so indicated.

(b)	“Date of Termination” shall mean the date specified in the Notice of Termination.

(c)
The Officer and the Bank shall resolve any claim, controversy or dispute arising out of or in connection with this Agreement, or relating to or arising out of Officer’s employment with the Bank, by compulsory, binding arbitration in Knoxville, Tennessee. Any such arbitration shall be conducted according to the Commercial Arbitration Rules of the AAA. Notwithstanding the provisions of this Section 8 (c), the Bank may seek and obtain appropriate restraining orders and temporary or permanent injunctions in a court proceeding without engaging in arbitration with respect to any alleged violation of the covenants contained in Section 9. The Officer shall invoke his right to arbitrate any claim, controversy or dispute with or against the Bank only after first attempting to resolve it in good faith through the exhaustion of the employee problem solving mechanism contained in the Bank’s Employee Handbook without first obtaining results reasonably satisfactory to the Officer.

(d)
In any dispute which is finally resolved through arbitration, the prevailing party (as defined below) shall be entitled to reimbursement for all reasonable attorneys’ fees, witness expenses and all fees and expenses of the arbitrators. The “prevailing party” shall be determined by the arbitrator.

9.	NON-COMPETITION/CONFIDENTIALITY

Officer agrees and acknowledges that during the term of his employment with Bank, he will have access to and be provided confidential and proprietary information of Bank, including but not limited to customer lists, loan portfolios, lending guidelines, pricing guidelines and the like. Additionally, Officer will be provided with special training and educational opportunities at the expense of Bank. In consideration of his employment and the mutual premises contained herein, the receipt and sufficiency of which are hereby acknowledged, Officer agrees that upon any termination of Officer’s employment hereunder, including a termination for Cause, as defined in Section 6, Officer agrees not to compete with or work for a competitor of the Bank for a period of twelve (12) months following such Date of Termination in any county in which the Bank operates a branch or main office, or in any county in which the Bank conducts its banking business, determined as of the Date of Termination, including but not limited to Sevier, Blount, Knox, or Jefferson Counties. Officer agrees that during such period and within such counties, Officer shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes or intends to compete with the depository, lending or other business activities of the Bank. Officer also agrees that, during the term of this Agreement and for a one (1) year period following this termination of employment, Officer will not attempt to induce or persuade any former, current or future employee, agent, officer or Director of Bank to terminate such employment or other relationship with Bank in order to enter into any relationship with the Officer, any competing business organization in which the Officer is a participant in any capacity whatsoever, or any other business organization in competition with the Bank’s business. Officer further agrees and acknowledges that he will not use any contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used in connection with Bank’s business. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Officer’s breach of this Section 9, agree that, notwithstanding anything to the contrary in this Agreement, in the event of any such breach by Officer, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Officer, Officer’s partners, agents, servants, employers, employees and all persons acting for or with Officer. Officer represents and admits that in the event of the termination of his employment, Officer’s experience and capabilities are such that Officer can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Officer from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Officer. The parties also agree that, should a court of competent jurisdiction determine that the temporal and/or geographic scope of the foregoing restrictions on competition are overbroad, the court should modify the restrictions to the minimal extend needed to render them enforceable under applicable law.

10.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

11.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Officer, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Officer of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Officer is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.	NO ATTACHMENT; SUCCESSORS AND ASSIGNS
a)
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

b)	This Agreement shall be binding upon, and inure to the benefit of, Officer and the Bank and their respective successors, heirs, executors and assigns.
13.	MODIFICATION AND WAIVER
a)	This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)
No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with the law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW

This Agreement shall be governed by the substantive laws and procedural provisions of the State of Tennessee, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

17.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by the Bank or the Officer pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the prevailing party in such judgment, arbitration or settlement.

18.	INDEMNIFICATION

The Bank shall provide Officer with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Officer to the fullest extent permitted under applicable Tennessee and Federal law and the Bank’s Articles of the Association against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of him having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements.

19.	SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their seal to be affixed hereunto by a duly authorized officer or director, and Executive has signed this Agreement, all on the 18th day of May, 2009.

ATTEST:	MOUNTAIN NATIONAL BANK MOUNTAIN NATIONAL BANCSHARES, INC.

	By:	/s/ Dwight B. Grizzell

(SEAL)		Name:	Dwight B. Grizzell
		Title:	President/CEO

WITNESS:

	OFFICER:	/s/ Richard A. Hubbs

		Name:	Richard A. Hubbs
		Title:	Senior Vice President/Chief Financial Officer